Exhibit 10.7

English Summary of the First Amendment dated April 14, 2014 (the “First Amendment”) by and between Foncière Medicale N°1 (the “Lessor”) and Talend S.A. (the “Tenant”), amending the Lease Agreement dated February 7, 2014 (hereinafter the “Original Lease”). The parties hereby agree to the following amendments:

a.                  Expansion of the leased premises

In addition to the premises as referred to in the initial lease agreement, Tenant rents retroactively as from March 4, 2014, four additional underground parking spaces.

b.                  Rent and security deposit adjustment

Annual rent is increased to €250,000, VAT excluded, as from March 4, 2014.

As a consequence, security deposit is correlatively increased to €62,500.

All other clauses and provisions of the Original Lease remain unchanged.